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                                                     Registration No. 333-
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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                              ______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ______________________

                               LABOR READY, INC.
             (Exact name of registrant as specified in its charter)

        Washington                                         91-1287341
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)



                            1016 South 28th Street
                               Tacoma, WA 98409
                                (206) 383-9101
                   (Address of Principal Executive Offices)

                        LABOR READY, INC. 401(K) PLAN
                           (Full title of the plan)

       Ralph E. Peterson                           Copies to:
       Labor Ready, Inc.                      Mark R. Beatty, Esq.
    1016 South 28th Street                   Sophie Hager Hume, Esq.
       Tacoma, WA 98409                     Preston Gates & Ellis LLP
        (206) 383-9101                        5000 Columbia Center
(Name and address of agent for service)         701 Fifth Avenue
                                            Seattle, Washington 98104
                                                 (206) 623-7580


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
                                                 Proposed                Proposed
 Title of securities      Amount to be       maximum offering       maximum aggregate            Amount of
  to be registered       registered (1)     price per unit (2)      offering price (2)       registration fee
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Common Stock, no
par value per share      30,000 shares           $19.75                 $592,000                  $180
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

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Labor Ready, Inc. 401(k) Plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average high and low prices of the Common Stock of the Registrant on the Nasdaq Stock Market on September 18, 1997.

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PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  PLAN INFORMATION

     The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Labor Ready, Inc. 401(k) Plan and its administrators are available without charge by contacting:

                          Ralph E. Peterson
                      Chief Operating Officer
                          Labor Ready, Inc.
                      1016 South 28th Street
                         Tacoma, WA 98409
                         1-800-991-4991

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by Labor Ready, Inc. (the "Company") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1996.

     (c) The description of the Common Stock is contained in the Company's Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, as updated by the description of the Common Stock that is contained in the prospectus dated June 12, 1996 (the "Prospectus") with respect to shares of the Company's Common Stock, having no par value per share, including any amendment or report filed for the purpose of updating such description.

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     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. As of September 8, 1997, attorneys who are partners or employed by such firm beneficially own approximately 4,571 shares of Common Stock of the Company.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chapters 23B.08.510 and .570 of the Washington Business Corporation Act (the "Act") authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

     The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Act, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Chapter 23B.08.310 of the Act (which section relates to unlawful distributions) or
(iii) any transaction from which a director

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personally received a benefit in money, property or services to which the director was not legally entitled.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS

     EXHIBIT                     DESCRIPTION
     -------                     -----------
       4         --   Labor Ready, Inc. 401(k) Plan consisting of
                      (i) Merrill Lynch Special Prototype Defined Contribution
                      Plan and (ii) Merrill Lynch Special Prototype Defined
                      Contribution Plan Adoption Agreement
       5         --   Opinion of Preston Gates & Ellis LLP
      23.1       --   Consent of Preston Gates & Ellis LLP (see Exhibit 5)
      23.2       --   Consent of BDO Seidman, LLP, Independent Certified
                      Public Accountants

Item 9. UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is,

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therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tacoma, State of Washington on this 13th day of August, 1997.

                                  LABOR READY, INC.


                                  By   /s/ Glenn A. Welstad
                                     -----------------------------------------
                                               Glenn A. Welstad
                                       Chairman, Chief Executive Officer
                                                and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                       TITLE                          DATE
      ---------                       -----                          ----
 /s/ Glenn A. Welstad     Chairman, Chief Executive Officer,    August 13, 1997
----------------------    President and Director (Principal
    Glenn A. Welstad      Executive Officer)


/s/ Ralph E. Peterson     Executive Vice President, Chief       August 13, 1997
----------------------    Operating Officer, Chief Financial
   Ralph E. Peterson      Officer and Director


/s/ Robert J. Sullivan    Director                              August 13, 1997
----------------------
  Robert J. Sullivan


/s/ Thomas E. McChesney   Director                              August 13, 1997
-----------------------
  Thomas E. McChesney


/s/ Ronald L. Junck       Secretary and Director                August 13, 1997
----------------------
  Ronald L. Junck


/s/ Richard W. Gasten     Director                              August 13, 1997
----------------------
   Richard W. Gasten

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               INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


     EXHIBIT                 DESCRIPTION                                 PAGE
     -------                 -----------                                 ----
       4     -- Labor Ready, Inc. 401(k) Plan consisting of
                (i) Merrill Lynch Special Prototype Defined
                Contribution Plan and (ii) Merrill Lynch Special
                Prototype Defined Contribution Plan Adoption Agreement
       5     -- Opinion of Preston Gates & Ellis LLP
      23.1   -- Consent of Preston Gates & Ellis LLP (see Exhibit 5)
      23.2   -- Consent of BDO Seidman, LLP, Independent Certified
                Public Accountants